SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Gateway, Inc.

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GATEWAY, INC.

7565 IRVINE CENTER DRIVE

IRVINE, CA 92618-2930

Dear Fellow Stockholders:

You are cordially invited to attend the 2005 annual meeting of stockholders of Gateway, Inc., to be held on Thursday, May 19, 2005 at 9:00 a.m., local time, at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California.

The business we will discuss at the annual meeting is described in the enclosed Proxy Statement and formal Notice of Annual Meeting of Stockholders. Also enclosed is Gateway’s 2004 Annual Report to stockholders.

We look forward to the opportunity to discuss at the meeting our plans for 2005. We appreciate your investment in Gateway and we are working hard to keep your trust.

Sincerely,

Theodore W. Waitt

Chairman of the Board

April 11, 2005

GATEWAY, INC.

7565 Irvine Center Drive

Irvine, CA 92618-2930

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Thursday, May 19, 2005

Time	9:00 a.m., Pacific Time

Place	Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California

Items of Business	1. The election of three Class III Directors;

2. The ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm;

3. Consideration of one stockholder proposal; and

4. The transaction of such other business as may properly come before the annual meeting.

Record Date	You are entitled to vote only if you were a holder of record of Gateway common stock at the close of business on March 23, 2005.

Voting	We encourage you to attend the annual meeting in person or to vote your shares by signing, dating and returning the enclosed proxy card at your earliest convenience or if your shares are held in a stock brokerage account or by a bank or other nominee, you may direct your vote in the manner prescribed by your broker or nominee. Voting by telephone or the Internet is fast and convenient and helps reduce costs for Gateway. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

A list of stockholders as of the close of business on the record date will be available for examination by any stockholder, for any purpose germane to the meeting, during normal business hours for a period of 10 days prior to the annual meeting at the office of the Corporate Secretary of Gateway located at 7565 Irvine Center Drive, Irvine, CA 92618-2930.

By Order of the Board of Directors

Michael R. Tyler

Vice President, General Counsel & Secretary

Irvine, California

April 11, 2005

GATEWAY, INC.

7565 Irvine Center Drive

Irvine, CA 92618-2930

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

Gateway’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Gateway’s 2005 annual meeting of stockholders, which will take place on May 19, 2005. Stockholders are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. These materials were mailed to you on or about April 14, 2005.

What information is contained in these materials?

The information included in this proxy statement relates to the items of business to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required disclosures. Gateway’s 2004 Annual Report and audited financial statements, proxy card and return envelope are also enclosed.

What items of business will be voted on at the annual meeting?

1.	The election of three Class III Directors;

2.	The ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm;

3.	Consideration of a stockholder proposal concerning the voting requirement to elect members of the Board;

4.	Consideration and transaction of such other business as may properly come before the annual meeting.

What is Gateway’s voting recommendation?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of Gateway’s Board. The Board’s recommendations are described below in detail under each of the three proposal sections of this proxy statement. In summary, the Board recommends a vote:

•	“FOR” election of the Class III nominees to the Board;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm; and

•	“AGAINST” the stockholder proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What shares can be voted?

All shares of common stock owned by you of record as of the close of business on March 23, 2005 (the “Record Date”) may be voted. You may cast one vote per share of common stock. On the Record Date, Gateway had 371,236,092 shares of common stock outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders of Gateway hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with Gateway’s transfer agent, UMB Bank, n.a., you are considered the stockholder of record, with respect to those shares, and these proxy materials are being sent directly to you by Gateway. As the stockholder of record, you have the right to grant your voting proxy directly to proxy holders or to vote in person at the annual meeting. Gateway has enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting or by proxy. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also direct your broker or nominee to vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person by you at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification and your holdings of Gateway stock. Even if you plan to attend the annual meeting, Gateway recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the annual meeting?

If you hold shares directly as the stockholder of record (meaning your name is included on the security holder file maintained by our transfer agent, UMB Bank, n.a.), you may direct your vote without attending the annual meeting by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope.

If you hold shares beneficially in street name, you may direct your broker or nominee to vote without attending the annual meeting in the manner prescribed by your broker or nominee, which will include voting by the Internet or telephone. Please refer to the enclosed materials for details.

Can I change my vote or revoke my proxy?

You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet or telephone, if you hold shares beneficially in street name, or by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you vote at the meeting. You may also revoke your proxy by providing written notice to the Secretary of Gateway.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of Deloitte & Touche LLP and consideration of the stockholder proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any management or stockholder proposal, but will be counted to determine whether there is a quorum present. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

What is the voting requirement to approve each of the proposals?

In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. This is referred to as the plurality of votes cast. The ratification of independent accountants and any adoption of the stockholder proposal require the affirmative “FOR” vote of a majority of those shares present in person or by proxy at the annual meeting and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.

What is the quorum requirement for the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the annual meeting?

Gateway will announce preliminary voting results at the annual meeting and publish final results in Gateway’s quarterly report on Form 10-Q for the second quarter of 2005.

What do I need to do to attend in person?

Attendance at the annual meeting is limited to stockholders, each of whom may bring one guest. For safety and security reasons, video and audio recording devices and other electronic devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees may be subject to security inspections.

Stockholders will be admitted to the annual meeting only upon verification of ownership. For registered stockholders, we will verify your identification with our listing of record date stockholders. If your shares are held in the name of your bank, brokerage firm or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on March 23, 2005, the record date for voting.

Will the annual meeting be webcast?

We are pleased to offer an audio webcast of the annual meeting. If you choose to listen to the audio webcast, you may do so at the time of the meeting through the link on http://www.gateway.com.

How will business be conducted at the annual meeting?

The Chairman of the Board has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for stockholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

How may I communicate with Gateway’s Board or the non-management directors on Gateway’s Board?

Stockholders and other parties interested in communicating directly with a member or members of the Board or the non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o Gateway’s Corporate Secretary, at the address listed above, with a request to forward the same to the intended recipient. All such communications delivered to Gateway’s Corporate Secretary will be forwarded to the Board or specified Board members.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Gateway is committed to having sound corporate governance principles. Having such principles is essential to running Gateway’s business efficiently and to maintaining Gateway’s integrity in the marketplace. Gateway’s Corporate Governance Guidelines are available at http://www.gateway.com/about/corp_responsibility/guidelines.shtml and will be provided in printed form to any stockholder who requests it from Gateway.

Board Independence

Gateway’s Corporate Governance Guidelines include a definition of director independence that meets the listing standards of the New York Stock Exchange (“NYSE”). Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of Director independence in January 2005. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family and Gateway and its subsidiaries and affiliates. The Board also examined transactions and relationships between Directors or their affiliates and members of Gateway’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that each of the current directors standing for re-election has no material relationship with Gateway (directly or as a partner, stockholder or officer of an organization that has a relationship with Gateway) and is “independent” within the meaning of Gateway’s and the NYSE’s director independence standards. Furthermore, the Board has affirmatively determined that each of the members of each of the standing committees of the Board has no material relationship with Gateway (directly or as a partner, stockholder or officer of an organization that has a relationship with Gateway) and is “independent” within the meaning of Gateway’s and the NYSE’s director independence standards. Only Mr. Waitt and Mr. Inouye are considered inside Directors because of their previous and current employment as senior executives of Gateway, respectively.

Composition and Meetings of the Board of Directors and Committee Meetings

During the fiscal year ended December 31, 2004, the Board met nine times. The standing committees of the Board are the Audit Committee, the Compensation Committee, and the Corporate Governance & Nominating Committee. Each director attended at least 75% of the meetings of the Board and each committee on which he served during 2004. Under Gateway’s Corporate Governance Guidelines, Directors are expected to attend all meetings of the Board and each committee on which they serve. The membership and the function of each committee during the last fiscal year are described below. Directors are encouraged to attend the annual meetings of Gateway stockholders. All of our directors attended the last annual meeting of stockholders.

	Audit		Compensation		Corporate Governance & Nominating
Directors:
Charles G. Carey	X		X
Wayne R. Inouye
George H. Krauss			X	*	X
Douglas L. Lacey	X	*	X
Joseph G. Parham, Jr.(1)			X		X
Richard D. Snyder	X				X	*
Theodore W. Waitt
Number of Meetings in Fiscal 2004	12		7		5

(1)	Mr. Parham joined the Board in January 2005

X = Committee member; * = Chairman

The Audit Committee, consisting of Messrs. Lacey (Chairman), Carey and Snyder, met twelve times during 2004. The functions of the Audit Committee and its activities during fiscal 2004 are described below under the heading “Report of the Audit Committee.” The Charter of the Audit Committee is attached as Appendix A to this proxy statement. Each member of the Audit Committee is financially literate and independent (as described above) and the Audit Committee’s Chairman, Mr. Lacey, and Mr. Snyder are financial experts within the meaning of applicable regulatory standards. In summary, the Audit Committee oversees management’s conduct of Gateway’s financial reporting process, including:

•	The integrity of the financial statements of Gateway.

•	The qualifications, independence and performance of Gateway’s independent accountants and their appointment.

•	The performance of Gateway’s internal audit function.

•	Gateway’s systems of internal accounting and financial controls, including internal control over financial reporting.

•	The impact of compliance with legal and regulatory requirements on the financial statements.

The Compensation Committee, consisting of Messrs. Krauss (Chairman), Carey, Lacey and Parham, met seven times during 2004. All of the members of the Compensation Committee are independent (as described above). The Charter of the Compensation Committee is available on Gateway’s Investor Relations website at http://www.gateway.com/about/corp_responsibility/board_committees.shtml and will be provided in printed form to any stockholder who requests it from Gateway. The functions of the Compensation Committee and its activities during fiscal 2004 are described below under the heading “Report of the Compensation Committee.” In summary, the primary purposes of the Compensation Committee are to:

•	Annually evaluate Gateway’s Chief Executive Officer’s performance and set overall compensation based on such evaluation.

•	Assist the Board in fulfilling its responsibility to oversee overall compensation of the executive officers of Gateway.

•	Design, evaluate and approve the executive compensation and benefit plans, policies, and programs of Gateway.

•	Approve the granting of stock or stock options or other equity to Gateway employees.

The Corporate Governance & Nominating Committee, consisting of Messrs. Snyder (Chairman), Krauss and Parham, met five times during 2004. All of the members of the Corporate Governance & Nominating Committee are independent (as described above). The Charter of the Corporate Governance & Nominating Committee is available on Gateway’s Investor Relations website at http://www.gateway.com/about/corp_responsibility/board_committees.shtml and will be provided in printed form to any stockholder who requests it from Gateway. The primary purposes of the Corporate Governance & Nominating Committee are to:

•	Develop and recommend to the Board a set of corporate governance principles applicable to Gateway and evaluate the Board against these adopted principles.

•	Identify individuals qualified to become members of the Board.

•	Consider any nominees recommended by stockholders.

•	Recommend to the Board candidates for service as a director on the Board and nominees for the annual meeting or any special meeting of stockholders of Gateway and to fill any vacancies or newly created directorships that may occur between such meetings.

•	Recommend candidates for membership on the various committees of the Board.

•	Evaluate Board performance.

•	Advise and assist the Board with respect to the compensation and retention of Board members, as appropriate.

Directors’ Compensation

Other than the Chairman of the Board, Directors who are not Gateway employees are compensated as follows:

•	$18,750 per quarter for service on the Board;

•	$5,000 per quarter for service for members of the Audit Committee with $8,750 per quarter paid to the Chairman of the Audit Committee;

•	$3,750 per quarter for service for members of each of the Compensation and the Corporate Governance & Nominating Committees, with $6,250 paid to the Chairman of each of the Compensation and the Corporate Governance & Nominating Committees;

•	an annual stock option grant for 24,000 shares under our 1996 Non-Employee Director Stock Option Plan immediately following each annual meeting of stockholders (all stock options granted to directors in 2004 were at an exercise price equal to the fair market value of a share of common stock on the date of grant, vesting over three years);

•	reimbursement for expenses incurred in attending Gateway Board and committee meetings; and

•	reimbursement for expenses incurred in attending any director education programs.

The Chairman of the Board is entitled to $250,000 per year for his service; however, during 2004, Mr. Waitt waived receipt of this compensation. The Chairman is also entitled to receive reimbursement for Board related expenses. Directors who are Gateway employees receive no additional compensation for their service as directors.

Consideration of Director Nominees

Stockholder nominees

The policy of the Corporate Governance & Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, Gateway, Inc., 7565 Irvine Center Drive, Irvine, CA 92618-2930.

In addition, the Bylaws of Gateway permit stockholders to nominate directors for consideration at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by our Bylaws and give timely notice to Gateway’s Corporate Secretary in accordance with the Bylaws, which state that such notice must be submitted not less than 20 days nor more than 60 days before the 2005 annual meeting. If, however, less than 30 days prior notice or public disclosure is given of the date of such meeting, notice for a stockholder director nominee candidate to be timely must be received by the close of business on the tenth day following the day on which notice of the annual meeting was mailed or such public disclosure was made.

Director Qualifications

Gateway’s Corporate Governance Guidelines contain Board membership qualifications that apply to Corporate Governance & Nominating Committee-recommended nominees for a position on Gateway’s Board. Under these criteria, members of the Board should demonstrate the integrity and honesty necessary to provide sound and prudent guidance to Gateway’s strategic direction and operations. They should have broad experience at the policy-making level in commercial, industrial, technology, educational, governmental, charitable, not-for-profit and/or other relevant sectors. They should be committed to enhancing stockholder value and should have the ability and expressed commitment to dedicate sufficient time and resources to perform diligently the duties of the Board and Board Committee membership. To the extent feasible, the Board should reflect the diversity of background and experience of Gateway’s stockholders, employees and customers. With respect to a majority of the members of the Board, the Board must meet the standards of Board “Independence” as described above. In addition, the recommended nominee must be willing to meet Gateway’s minimum stock ownership guidelines (as described below) and the nominee’s age as of the election date must not exceed Gateway’s mandatory director retirement age of 75, unless Gateway’s Board waives the mandatory retirement age for such nominee, with such waiver only to be granted under exceptional circumstances.

Identifying and Evaluating Nominees for Directors

The Corporate Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance & Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance & Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance & Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance & Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance & Nominating Committee considers properly submitted stockholder nominations for candidates for the Board. The Corporate Governance & Nominating Committee also reviews materials provided by professional search firms or other parties in connection with nominees who are not proposed by a stockholder. In evaluating such nominations, the Corporate Governance & Nominating Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board. A professional search firm was retained in 2004 to identify and assist the Corporate Governance & Nominating Committee in identifying, evaluating and conducting due diligence on potential nominees.

Stock Ownership Guidelines

In addition, stock ownership guidelines have been established for our directors to better ensure that they each maintain an equity stake in Gateway, and by doing so appropriately link their interests with those of the other stockholders. These guidelines provide that, within a three-year period of first becoming a director (or January 1, 2005 for members of the Board on January 1, 2003), such director should attain and hold an investment position (not including unexercised stock options) of no less than a specified number of shares of Gateway common stock.

Executive Sessions

Executive sessions of non-management directors are held at least five times a year. The sessions are scheduled with each non-management director acting as chairman on a rotating basis. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

Stockholders and other parties interested in communicating directly with a member or members of the Board or the non-management directors as a group may do so by addressing their correspondence to the Board member or members, c/o Gateway’s Corporate Secretary, at the address listed above, with a request to forward the same to the intended recipient. All such communications delivered to Gateway’s Corporate Secretary will be forwarded to the Board or specified Board members.

Gateway’s Code of Ethics

As part of our corporate governance practices, Gateway maintains a Code of Ethics that is applicable to all employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and our Board of Directors. Ethics training is provided to new employees when they are hired and to existing employees periodically. An Ethics Council, consisting of four executive officers appointed by the Board, reviews reported ethical issues, including complaints through Gateway’s confidential ethics hotline, and advises the Audit Committee with respect to ethical matters. The Audit Committee must evaluate actual or potential waivers of conflict-of-interest for executive officers and directors and make recommendations to the Board concerning any action to be taken. The Board conducts an annual review of the Code of Ethics. Gateway’s Code of Ethics is available at http://www.gateway.com/about/corp_responsibility/ethics.shtml and will be provided in printed form to any stockholder who requests it from Gateway.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation, as amended, divides the Board into three classes, with all directors elected to three-year terms. Each director serves until the annual meeting of stockholders held during the year in which the director’s term expires and until the director’s successor is duly elected and qualified (or until the director resigns or is removed at an earlier date). The current term of our Class III Directors expires as of this year’s annual meeting of stockholders. The current terms expire for our Class I Directors in 2006 and for our Class II Directors in 2007. The Board has set the number of directors at seven. Mr. Joseph G. Parham, Jr., appointed as a Class III director January 2005, will stand for election as a Class III Director.

Our Bylaws state that directors are elected by a plurality of the votes of shares of common stock present (in person or by proxy) at the annual meeting and entitled to vote on the election of directors. As a result, the three directors nominated by the Board, George H. Krauss, Joseph G. Parham, Jr. and Richard D. Snyder, will be elected Class III Directors if the three directors receive more affirmative votes than any other nominee. In the event one of these directors is unable to continue serving as a director, the proxy holders will vote for a replacement nominee recommended by the Board at the annual meeting. Information concerning Messrs. Krauss, Parham and Snyder and the other members of the Board is set forth below.

Gateway’s Board of Directors recommends that you vote FOR the election of George H. Krauss, Joseph G. Parham, Jr. and Richard D. Snyder as Class III Directors of Gateway.

CLASS III DIRECTORS

George H. Krauss, Director, 63

•	Mr. Krauss has been an attorney with the law firm of Kutak Rock LLP in Omaha, Nebraska, since 1972 and is engaged in the firm’s corporate, mergers and acquisitions and regulatory practices. He became a partner in Kutak Rock in 1975 and became of counsel on January 1, 1997. He served as the firm’s presiding partner from 1983 to 1994.

•	Mr. Krauss is a consultant to America First Companies. Mr. Krauss serves on the Board of Directors of MFA Mortgage Investments, Inc., which is listed on the New York Stock Exchange, and West Corporation, as well as America First Apartment Investors, Inc., both of which are listed on NASDAQ. He is also on the Board of Directors of America First Companies LLC, which is the general partner of America First Tax Exempt Investors, L.P., which is listed on NASDAQ.

•	Mr. Krauss received B. S., M.B.A. and J.D. degrees from the University of Nebraska.

•	Mr. Krauss has been a Director of Gateway since 1991. He is the Chairman of the Compensation Committee and is a member of the Corporate Governance & Nominating Committee.

Joseph G. Parham, Jr., Director, 55

•	Mr. Parham is the Senior Vice President of Human Resources for Atlanta-based Acuity Brands, Inc, a position he has held since December 2001. From May 2000 Mr. Parham served as the Senior Vice President of Human Resources of National Services Industries, Inc. (“NSI”) until the spin-off of Acuity Brands from NSI in November 2001. Prior to joining NSI, Mr. Parham spent 25 years at Polaroid Corporation where he served in a variety of roles, including President of Polaroid Eyewear and Senior Vice President of Human Resources.

•	Mr. Parham is a member of the Board of the National Kidney Foundation of Georgia and a former member of the Board of Directors of International Multifoods Corporation.

•	Mr. Parham received a B.S. in management and an M.B.A. in economics, both from Babson College, where he also currently serves as a trustee.

•	Mr. Parham has been a Director of Gateway since January 2005. He is a member of the Compensation and Corporate Governance & Nominating Committees.

Richard D. Snyder, Director, 46

•	Mr. Snyder is the Chief Executive Officer of Ardesta, LLC, in Ann Arbor, Michigan, a company focused on bringing small tech products to the global marketplace, a position he has held since 2000. Between 1997 and 2000, he was President of Avalon Investments, a venture capital management company also headquartered in Ann Arbor, Michigan.

•	Mr. Snyder serves on the boards of various portfolio companies of Ardesta and Avalon Technology. He is a member of the University of Michigan’s LS&A National Advisory Committee, the Samuel Zell & Robert H. Lurie Institute for Entrepreneurial Studies Advisory Board, the University of Michigan’s Technology Transfer National Advisory Committee, the Henry Ford Board of Trustees, The Nature Conservancy Michigan Chapter, trustee, and the Board of the Sphinx Organization.

•	Mr. Snyder served as Gateway’s President and Chief Operating Officer from January 1996 until his resignation in August 1997 and was our Executive Vice President from July 1991 until January 1996.

•	Mr. Snyder has been a Director of Gateway since 1991. He is the Chairman of the Corporate Governance & Nominating Committee and is a member of the Audit Committee.

CLASS I DIRECTORS

Charles G. Carey, Director, 51

•	Mr. Carey is the President and Chief Executive Officer of The Direct TV Group, a position he has held since December 2003. He is also a Director of The Direct TV Group, The News Corporation Limited, BSkyB, and Yell Group.

•	Until February 2002, Mr. Carey was Co-Chief Operating Officer of The News Corporation Limited and the Fox Entertainment Group, Inc., located in Beverly Hills, California. From 2001 to 2002, Mr. Carey was President and Chief Executive Officer of Sky Global Networks, Inc. and was Chairman and Chief Executive Officer of the Fox Television Division of Fox, Inc. until 2000. Mr. Carey served in various other executive capacities at Fox from 1988 to 2002 and was a consultant to The News Corporation Limited between February 2002 and January 2004.

•	He received a B.A. from Colgate University and an M.B.A. from Harvard University.

•	Mr. Carey has been a Director of Gateway since March 1996. He is a member of the Audit and Compensation Committees.

Theodore W. Waitt, Chairman of the Board, 42

•	Mr. Waitt co-founded Gateway in 1985 and has served as Chairman of the Board since February 1993.

•	Since Gateway’s formation, Mr. Waitt also served as a Director and until January 1996, he served as President. He also served as Chief Executive Officer from February 1993 until December 1999. Effective December 31, 1999, Mr. Waitt resigned as Chief Executive Officer, but continued to serve as Chairman of the Board.

•	Mr. Waitt was re-elected as President and Chief Executive Officer in January 2001 and served in this capacity until March 2004, when he resigned these positions in connection with Gateway’s acquisition of eMachines, but continues to serve as Chairman of the Board.

CLASS II DIRECTORS

Wayne R. Inouye, Board Member, Chief Executive Officer and President, 52

•	Mr. Inouye joined Gateway as Chief Executive Officer and President in March 2004, as a result of Gateway’s acquisition of eMachines.

•	Before Gateway, Mr. Inouye served as President and Chief Executive Officer of eMachines from March 2001 until March 2004. Between 1995 and 2001, Mr. Inouye served as Senior Vice President of computer merchandising for Best Buy Co., Inc. Mr. Inouye has also held the position of Vice President of merchandising for The Good Guys!, where he served for nine years.

•	Mr. Inouye has been a Director of Gateway since March 2004.

Douglas L. Lacey, Director, 57

•	Mr. Lacey is a partner in the accounting firm of Nichols, Rise & Company, L.L.P. and managing partner of its Sioux City, Iowa office. He joined Nichols, Rise & Company, L.L.P. in 1973.

•	Mr. Lacey received a B.A. degree from Briar Cliff University in 1973.

•	Mr. Lacey has been a Director of Gateway since 1989. He is the Chairman of the Audit Committee and is a member of the Compensation Committee.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2005, subject to ratification by Gateway’s stockholders. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2004. During fiscal 2004, Deloitte & Touche LLP also provided certain audit-related and tax services described in “Independent Accountant Fees” on page 28.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to any questions.

Gateway’s Audit Committee and Board of Directors recommend that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm for the 2005 fiscal year.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL TO REQUIRE A MAJORITY VOTE FOR

THE ELECTION OF DIRECTORS

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 6,100 Gateway shares, submitted the following resolution, for the reasons stated below. The Board of Directors recommends a vote AGAINST this Proposal and asks our shareholders to read through Gateway’s response, which follows the Proposal.

Resolved: That the shareholders of Gateway Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Proponent’s Supporting Statement:

Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the Board of Directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Board Response in Opposition:

Gateway Director elections comply with Delaware corporate law. Most Delaware public companies, like Gateway, provide that Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to be voted in a Director election, so long as a quorum is present at the meeting. This proposal would alter this longstanding and widespread Director election voting procedure and would not, based on past experience, change the outcome of such elections. During the past five years, all of our Directors were elected by more than 90% of the votes cast at our annual meeting. We do not believe that electing Directors under a different standard would result in a more effective board. Finally, given the significant burdens placed on directors of publicly-held corporations by federal and state law and rules of self-regulatory organizations, placing additional burdens to Director elections may make it even more difficult to attract and maintain participation by individuals joining our Board of Directors.

Moreover, this proposal would require that Gateway seek shareholder approval at a subsequent annual meeting to amend Gateway’s Certificate of Incorporation to change the voting requirement. Gateway’s Board of Directors believes that the cost to implement this proposal, including the administrative burdens, is not in the best interests of Gateway or our Shareholders.

Accordingly, Gateway’s Board of Directors recommends that you vote AGAINST this proposal.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2005, regarding the beneficial ownership of common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of common stock;

•	each director of Gateway;

•	each executive officer or former executive officer named in the Summary Compensation Table on page 20 (the “Named Executive Officers”); and

•	all directors, the Named Executive Officers and executive officers of Gateway as a group.

No shares of Class A common stock are issued and outstanding. Except as indicated in the footnotes hereto, each director, Named Executive Officer and executive officer has (or could have upon exercise of an option vested or vesting within 60 days after March 1, 2005) sole voting and investment power (or such power together with any spouse of such person, if they are joint tenants) with respect to securities beneficially owned by such person as set forth opposite such person’s name:

Name and Address of Beneficial Owner(1)	Number of Shares(2)		% of Class(3)
Current Executives:
Wayne R. Inouye	2,376,063
Roderick M. Sherwood III	1,028,750
Michael Hammond	926,248
Bruce Smith	0
Cathy Stauffer	3,000

Former Executives:
Jocelyn Attal (4)	0
Robert J. Burnett (5)	6,000

Directors:
Theodore W. Waitt	106,180,786	(6)	28.3%
Charles G. Carey	196,000
George H. Krauss	192,001
Douglas L. Lacey	228,000
Joseph G. Parham, Jr.	0
Richard D. Snyder	1,088,500

All directors, Named Executive Officers, and executive officers as a group (21 persons)	115,666,828	(7)	30.5%
Lap Shun Hui c/o Joui Corporation 5 Hutton Center Drive, Suite 830 Santa Ana, CA 92701	36,400,000	(8)	9.8%

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Gateway, Inc., 7565 Irvine Center Drive, Irvine, CA 92618-2930.
(2)

Includes beneficial ownership of shares of common stock which may be acquired pursuant to employee or non-employee director stock options as follows: for Messrs. Inouye 1,000,000 shares, Sherwood 1,028,750 shares, Hammond 926,248 shares, Waitt 3,580,000 shares, Carey 192,000 shares, Krauss 192,001 shares, Lacey 216,000 shares, and Snyder 1,064,000 shares. Both employee and director stock option information includes options exercisable at or within 60 days after March 1, 2005. These individual shares are included in the numerator and denominator for that specific person in calculating the percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for each other person. As of March 1, 2005, Gateway had 371,151,592 shares of common stock outstanding.

(3)	Less than 1 percent unless otherwise indicated.
(4)	Ms. Attal resigned her executive officer position with Gateway in March 2004.
(5)	Mr. Burnett resigned his executive officer position with Gateway in October 2004.
(6)	Excludes 890,422 shares held by a nonprofit institute and 3,662,481 shares held by a nonprofit foundation as of March 1, 2005 of which Mr. Waitt is a director and as to which he disclaims beneficial ownership.
(7)	Includes only directors and executive officers serving in such capacities as of March 1, 2005, together with all Named Executive Officers. The total number of shares includes beneficial ownership of 8,658,999 shares of common stock which may be acquired pursuant to employee or non-employee director stock options by such directors and executive officers.
(8)	Based on a Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2004 and a Form 4 filed with the SEC on October 8, 2004, Lap Shun Hui, reported sole voting power and sole dispositive power with respect to 36,400,000 shares.

EXECUTIVE OFFICERS

A biographical summary of the business experience of our executive officer as of April 1, 2005 is listed below. Information pertaining to Mr. Inouye, who is both a director and executive officer of Gateway, may be found in the section above regarding “Class II Directors.”

Adam A. Andersen, Senior Vice President, Chief Administrative Officer, 45

•	Mr. Andersen was elected Senior Vice President, Chief Administrative Officer, in March 2004, with responsibility for strategy and direction of administrative functions, including legal, human resources and facilities management.

•	Mr. Andersen previously served as eMachines’ Executive Vice President and Chief Operating Officer, commencing in April 2001.

•	Prior to joining eMachines, Mr. Andersen served as the Vice President and Chief Operating Officer beginning in 1998 at Wireless Fulfillment Service, LLC, which became a wholly owned subsidiary of Brightpoint, Inc. From 1990 to 1998 he served as a member of the senior management team at AT&T Wireless’ San Francisco-based Cellular One operation. Prior to that, Mr. Andersen was an associate at the law firm of Pillsbury, Madison & Sutro.

Scott Bauhofer, Senior Vice President, Direct, 53

•	Mr. Bauhofer was elected Senior Vice President, Direct, in April 2004, with responsibility for overseeing sales of PC and consumer electronic products through Gateway’s consumer and small business web and phone channels.

•	Prior to joining Gateway, Mr. Bauhofer served as Senior Vice President overseeing Bestbuy.com. During his eight years at Best Buy commencing in 1996, Mr. Bauhofer also held various other positions including Vice President of Computer Operating Strategy and Merchandising Manager for Wireless Products and Computer Peripherals.

Robert V. Davidson, Senior Vice President, U.S. Retail, 49

•	Mr. Davidson was elected Senior Vice President, U.S. Retail, in March 2004, with responsibility for overseeing sales of PC and consumer electronic products through third-party retailers.

•	Mr. Davidson previously served as eMachines’ Executive Vice President, Global Product Planning, commencing in May 2001.

•	Prior to joining eMachines, Mr. Davidson served as Vice President of Merchandising of Computer Hardware at Best Buy. During his six years at Best Buy beginning in 1994, Mr. Davidson also held various other positions including Merchandising Manager and Strategic Marketing Manager.

Edward D. Fisher, Senior Vice President, International, 47

•	Mr. Fisher was elected Senior Vice President, International, in December 2004, with responsibility for overseeing sales of PC and consumer electronics products outside of U.S. and Canada, having joined Gateway in March 2004 as Senior Vice President, Product Planning.

•	Mr. Fisher previously served as eMachines’ Senior Vice President, Global Sales and Operations, commencing in August 2003, having previously served as eMachines’ Vice President, International Sales Operations, commencing March 2003.

•	Prior to joining eMachines, Mr. Fisher spent 18 years at Intel Corporation, most recently as Director of U.S. Retail Sales.

John Goldsberry, Senior Vice President, Business Development, 50

•	Mr. Goldsberry was elected Senior Vice President, Business Development, in March 2004, with responsibility for long range planning and strategies, as well as developing new business opportunities, strategic alliances and partnerships.

•	Mr. Goldsberry previously served as eMachines’ Chief Financial Officer, commencing in January 2004.

•	Prior to joining eMachines, Mr. Goldsberry served as Chief Financial Officer at TrueSpectra, Inc. beginning in August 2000. Prior to joining TrueSpectra, Inc., he served as Chief Financial Officer at Calibre, Inc., beginning in May 1998.

Greg B. Memo, Senior Vice President, Products & Operations, 40

•	Mr. Memo was elected Senior Vice President, Product & Operations, in March 2004, with responsibility for leading product development, operations and procurement.

•	Mr. Memo previously served as eMachines’ Executive Vice President, Global Platform Development and Operations, commencing in January 2003.

•	Prior to joining eMachines, Mr. Memo served as President beginning in April 2002 at Arima North America, a subsidiary of Taiwan-based Arima Corp., a designer and manufacturer of notebook PCs, servers and cell phones. From March 2001 to March 2002 he served as Vice President of Marketing and Operations at Archway Digital Solutions, a server start-up, and as President and Chief Operating Officer of Alta Vista from January 1999 to December 2001. Mr. Memo also served as Vice President and General Manager from 1994 to 1999 for Compaq’s consumer mobile products group.

Roderick M. Sherwood III, Senior Vice President and Chief Financial Officer, 51

•	Mr. Sherwood was elected our Senior Vice President and Chief Financial Officer in September 2002.

•

Before joining Gateway, Mr. Sherwood was Executive Vice President and Chief Financial Officer of Opsware, Inc., formerly known as Loudcloud, Inc., since August 2000. Prior to joining Loudcloud, he was Senior Vice President and Chief Financial Officer of BroadStream Corporation, a broadband wireless communications company, from July 1999 to August 2000. From February 1998 to June 1999, Mr. Sherwood was President of the Spaceway broadband services business at Hughes Electronics Corporation, a communications company, and Senior Vice President and General Manager of Spaceway at Hughes Network Systems, a subsidiary of Hughes Electronics. From May 1997 to January 1998, he

was Executive Vice President of DIRECTV International at Hughes Electronics. From July 1996 to April 1997, Mr. Sherwood was Senior Vice President and Chief Financial Officer of Hughes Telecommunications and Space Company and DIRECTV International. From May 1995 to June 1996, he was Corporate Vice President and Treasurer at Hughes Electronics. Prior to that, Mr. Sherwood held various financial positions at Chrysler Corporation over a 14-year period, including Assistant Treasurer.

Bruce Smith, Senior Vice President, Professional, 52

•	Mr. Smith was elected Senior Vice President, Professional, in June 2004, with responsibility for overseeing the sales activities in the Professional segment, which includes business, education and government sectors.

•	Prior to joining Gateway, Mr. Smith was Senior Vice President, North America of Equant, a global telecommunications-services company, from July 2002. Prior to joining Equant, he was Senior Vice President of KPN Qwest, a joint venture between Holland’s KPN and Qwest of the U.S. from November 2001 to July 2002. From April 1998 to November 2001, Mr. Smith was Vice-President of Strategic Sales at Infonet Services Corp. Mr. Smith began his career at AT&T. He spent 18 years at AT&T in a variety of sales management and product marketing roles, serving both in the U.S. and Europe.

OTHER SIGNIFICANT EMPLOYEES

Mike Hammond, Senior Vice President, General Manager, 43

•	Mr. Hammond was elected Senior Vice President, General Manager, in March 2004, with responsibility for overseeing the operations at Gateway’s North Sioux City facility.

•	From 2000 to March 2004, Mr. Hammond served as Gateway’s Senior Vice President, Operations. Mr. Hammond co-founded Gateway in 1985 with Mr. Waitt and has held various other positions at Gateway, including manufacturing, operations and global business development roles.

Andy Lee, Senior Vice President, Chief Information Officer, 33

•	Mr. Lee was elected Senior Vice President, Chief Information Officer, in April 2004, with responsibility for overseeing and implementing Gateway’s IT strategy, including the operations of Gateway.com.

•	Before joining Gateway, Mr. Lee was founder, Chief Executive Officer and Chairman of Alorica Inc., an enterprise software developer specializing in service and support outsourcing applications, beginning in June 1999. Mr. Lee remains the controlling shareholder of the company. Alorica does a substantial amount of business with Gateway. See “Certain Transactions with Related Parties” below.

Michael Zimmerman, Senior Vice President, Customer Care Services & Quality Assurance, 44

•	Mr. Zimmerman was elected Senior Vice President, Customer Care Services & Quality Assurance, in March 2004, with responsibility for overseeing customer-care services and quality-assurance activities.

•	Mr. Zimmerman previously served as eMachines’ Senior Vice President, Global Customer Care-Services and Quality Assurance, commencing in April 2001.

•	Prior to joining eMachines, Mr. Zimmerman served as Vice President of Corporate Services and Operations for Best Buy, from December 1999 to April 2001. Previous to Best Buy he served as Compaq’s Director of Consumer Customer Service and Support.

EXECUTIVE COMPENSATION

The following table and related footnotes show the compensation paid during 2004, 2003 and 2002 for services rendered to Gateway and its subsidiaries by:

•	our Chief Executive Officer in 2004;

•	our four other most highly compensated executive officers in 2004; and

•	Mr. Waitt, who served as our Chief Executive Officer and President until March 11, 2004, and two additional former executive officers in 2004 for whom compensation disclosure would have been provided but for the fact that the individuals were not serving as an executive officer of Gateway as of December 31, 2004.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation					Long-term Compensation
Name and Principal Position		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)
Current Executives:

Wayne R. Inouye(1) Director, Chief Executive Officer & President	2004 2003 2002	587,077 n/a n/a	— n/a n/a		— n/a n/a		7,822,067 n/a n/a	(2)	10,000,000 n/a n/a	— n/a n/a

Roderick M. Sherwood III Senior Vice President & Chief Financial Officer	2004 2003 2002	652,731 738,462 234,141	46,875 250,000 1,706,551	(3)	— — —		— — —		975,000 — 1,500,000	38,210 51,060 5,392	(4) (5) (6)

Michael Hammond Senior Vice President, General Manager	2004 2003 2002	351,923 325,000 328,522	17,266 101,991 173,520		— — —		— — —		600,000 — —	— 260,061 1,266	(7) (8)

Bruce Smith(9) Senior Vice President, Professional	2004 2003 2002	191,077 n/a n/a	109,000 n/a n/a	(10)	— n/a n/a		— n/a n/a		1,000,000 n/a n/a	47,221 n/a n/a	(11)

Cathy Stauffer(12) Senior Vice President, Marketing	2004 2003 2002	231,923 n/a n/a	290,000 n/a n/a	(13)	— n/a n/a		— n/a n/a		1,000,000 n/a n/a	n/a n/a n/a

Former Executives:

Theodore W. Waitt(14) Chairman, Former Chief Executive Officer & President	2004 2003 2002	1,010 2,535 2,496	— — —		2,228 11,874 13,294	(15) (15) (15)	— — —		— — —	— — 81	(16)

Jocelyne Attal(17) Former Executive Vice President, Professional	2004 2003 2002	344,952 221,635 n/a	562,500 375,000 n/a	(18) (19)	— — n/a		— — n/a		— — n/a	791,357 23,212 n/a	(20) (21)

Robert J. Burnett(22) Former Executive Vice President, Products	2004 2003 2002	355,128 371,971 327,083	25,000 106,646 185,432		— — —		— — —		— — —	334,455 1,250 2,870	(23) (24) (25)

(1)	Joined Gateway in March 2004.
(2)	Represents 1,507,142 shares of restricted stock granted on March 11, 2004 and valued at $5.19 per share, the closing price of Gateway common stock on that date. The vesting of these shares is contingent upon Mr. Inouye’s continued employment with Gateway; 50% vested on January 1, 2005 and the other 50% vests on January 1, 2006, assuming continued employment through that date.
(3)	Represents a $900,000 signing bonus paid to Mr. Sherwood in connection with his employment designed to reimburse him for repayment obligations related to his prior employment, fully grossed up for taxes.
(4)	Represents $30,357 apartment allowance and $7,853 for financial planning services for Mr. Sherwood.

(5)	Represents $37,824 apartment allowance, $12,480 for financial planning services for Mr. Sherwood and $756 for life insurance premiums.
(6)	Represents $5,279 matching contributions pursuant to the Gateway’s 401(k) plan and $113 for life insurance premiums.
(7)	Represents relocation expenses, fully grossed up for taxes.
(8)	Represents the value of a computer given to Mr. Hammond.
(9)	Joined Gateway in June 2004.
(10)	Represents signing bonus.
(11)	Represents relocation expenses, fully grossed up for taxes.
(12)	Joined Gateway in April 2004.
(13)	Includes $150,000 signing bonus.
(14)	Effective March 11, 2004, Mr. Waitt resigned as Chief Executive Officer and President and continued to serve as our Chairman. From January 2001 to March 11, 2004, Mr. Waitt served as Chief Executive Officer and President and Chairman. Although entitled to receive a salary of $250,000 for services as Chairman of the Board, after assuming the additional responsibilities of Chief Executive Officer and President in January 2001, Mr. Waitt elected to receive only a nominal salary.
(15)	Represents personal use of an aircraft chartered by Gateway for Mr. Waitt. In accordance with SEC rules, perquisites and personal benefits are omitted unless such benefits exceed the reporting thresholds under SEC rules.
(16)	Represents matching contributions pursuant to the Company’s 401(k) plan.
(17)	Ms. Attal resigned her executive officer position with Gateway in March 2004, having joined Gateway in September 2003.
(18)	Includes $375,000 representing the second half of a $750,000 signing bonus which was paid in March 2004.
(19)	Represents 50% of the cash bonus Ms. Attal was entitled to receive upon commencement of her employment in 2003. Ms. Attal received the remaining $375,000 on March 17, 2004.
(20)	Includes $750,000 in severance payments and $41,357 of relocation expenses fully grossed up for taxes.
(21)	Represents $23,099 for relocation expenses fully grossed up for taxes and $113 for life insurance premiums.
(22)	Mr. Burnett resigned his executive officer position with Gateway in October 2004.
(23)	Represents severance.
(24)	Represents a patent award.
(25)	Represents a patent award and the value of a computer given to Mr. Burnett.

OPTION GRANTS IN LAST FISCAL YEAR

The following table and related footnotes provides information on options granted in 2004 and the value of such options as of December 31, 2004 held by:

•	our Chief Executive Officer in 2004;

•	our four other most highly compensated officers as of the end of fiscal 2004; and

•	Mr. Waitt, who served as our Chief Executive Officer and President until March 11, 2004, and two additional former executive officers in 2004 for whom compensation disclosure would have been provided but for the fact that the individuals were not serving as an executive officer of Gateway as of December 31, 2004.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Share)	Expiration Date(1)	Hypothetical Value at Grant Date ($)(2)
Current Executives:

Wayne R. Inouye	10,000,000	28.5%	5.19	3/11/2014	37,929,600
Roderick M. Sherwood III	975,000	2.8%	5.40	3/25/2014	3,892,683
Mike Hammond	600,000	1.7%	5.40	3/25/2014	2,367,858
Bruce Smith	1,000,000	2.8%	4.32	6/21/2014	3,112,870
Cathy Stauffer	1,000,000	2.8%	4.20	5/10/2014	3,036,580

Former Executives:

Theodore W. Waitt	0	0.0%	0	—	0
Jocelyne Attal	0	0.0%	0	—	0
Robert J. Burnett	0	0.0%	0	—	0

(1)	Options granted vest over 4 years, subject to acceleration in certain circumstances, as follows: 10% in year one, 20% in year two, 30% in year three and 40% in year four, with the exception of stock options for 375,000 shares granted to Mr. Sherwood, which become fully exercisable upon the earlier to occur of: (i) four consecutive quarters of profitability for Gateway; or (ii) October 1, 2007.
(2)	Valuation of these options is calculated using the Black-Scholes Multiple Option valuation formula, assuming (a) a volatility of our stock price, as quoted on the New York Stock Exchange Composite index, between 79% and 82%; (b) a range of risk-free rates of return of 2.8% to 4.5% per annum; (c) zero dividends; and (d) 3.5 years from the date of vesting to the date of exercise.

The hypothetical value of the options as of their date of grant has been calculated using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table and related footnotes provides information on options exercised in 2004 and the value of unexercised options held as of December 31, 2004 held by:

•	our Chief Executive Officer during 2004;

•	our four other most highly compensated officers as of the end of fiscal 2004; and

•	Mr. Waitt, who served as our Chief Executive Officer and President until March 11, 2004, and two additional former executive officers in 2004 for whom compensation disclosure would have been provided but for the fact that the individuals were not serving as an executive officer of Gateway as of December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- The-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Current Executives:

Wayne R. Inouye	0	0	0	10,000,000	0	18,200,000
Roderick M. Sherwood III	0	0	843,750	1,631,250	2,413,125	2,471,625
Mike Hammond	0	0	784,998	867,500	1,800	837,850
Bruce Smith	0	0	0	1,000,000	0	1,690,000
Cathy Stauffer	0	0	0	1,000,000	0	1,810,000

Former Executives:

Theodore W. Waitt	0	0	3,580,000	744,000	0	0
Jocelyne Attal	0	0	0	0	0	0
Robert J Burnett	100,000	64,063	426,250	0	400	0

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

In connection with the acquisition of eMachines, Inc. in March 2004, the Compensation Committee approved an employment agreement with Wayne R. Inouye to act as Chief Executive Officer and President of Gateway. The agreement provides for a base salary of $720,000, an annual bonus target subsequently approved by the Compensation Committee for 2004 of four times base salary, and an initial stock option grant to acquire 10,000,000 shares of common stock at a grant price of $5.19, the closing price of Gateway’s stock on the closing date of the eMachines’ acquisition. The option grant is exercisable over a four-year timeframe, intended to encourage long-term retention, and provide that one million options vest at the end of the first year, an additional two million after the second year, three million after the third year and four million after the fourth year. In addition, if upon or within twelve (12) months following a change of control as defined in the agreement, Mr. Inouye’s employment is terminated by Mr. Inouye for good reason as defined in the agreement, or by Gateway for any reason other than Mr. Inouye’s death, disability or for cause, Mr. Inouye shall be entitled to the following payments and benefits: (i) the full vesting and exercisability of all stock options granted by Gateway to Mr. Inouye; (ii) severance compensation of one times Base Salary; and (iii) a prorated share of any bonus payable with respect to the quarter during which such termination occurred. The term of the agreement is for a period of forty-eight (48) months.

In connection with Mr. Sherwood’s employment, Gateway entered into an agreement dated August 23, 2002 that provides for a base salary of $750,000 and a bonus target of 100% of salary and also guaranteed payment of 33% of his eligible 2003 bonus and 2004 bonus, which will be paid after completion of the bonus eligible year. Effective January 1, 2005, Mr. Sherwood’s annual base salary was changed to $360,000 per year with a bonus target of 100% of salary.

In March 2004, Ms. Attal resigned her executive officer position with Gateway. Per the terms of her employment agreement, dated August 22, 2003, Ms. Attal’s base salary was $750,000 plus a bonus target of 50% of salary with a guaranteed minimum bonus payment of $250,000 during the first twelve months of employment. The agreement also provided that Gateway would reimburse living expenses during the first twelve months of employment to a maximum of $10,000 per month. In accordance with the agreement, Ms. Attal received a lump sum payment equal to one year’s then-current base salary ($750,000) upon her resignation from Gateway, given that Ms. Attal’s employment was terminated other than for cause.

Gateway has a Change in Control Compensation Plan, as amended (the “Plan”), for the purpose of achieving management dedication and motivation in the event of a possible change in control of Gateway. The Plan provides for severance payments to senior level management employees upon involuntary termination of employment (with certain exceptions contained in the Plan) following a change in control as defined in the Plan, and provides, in relevant part, that a senior vice president who is terminated (as defined in the Plan) within three years following a change of control shall receive a severance payment equal to two times the sum of the executive’s annual base salary and target annual bonus. Employees who cease employment due to termination for cause, death, disability or termination by the employee other than for specified good reasons are not entitled to the severance benefit. The Plan does not provide for any such payments to the Chief Executive Officer and President.

REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Gateway filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Gateway specifically incorporates this Report or the performance graphs by reference therein.

The Compensation Committee of the Board of Directors is composed entirely of Directors who are independent. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock incentive awards.

Executive Compensation Philosophy and Practices. The foundation of the management compensation program is based on principles designed to align compensation with our business strategies, values and management initiatives. The program:

•	Integrates compensation programs with both our annual and long-term strategic planning and performance management processes.

•	Helps attract, retain and motivate key management critical to the success of Gateway.

The key components of the compensation program are base salary, annual incentive opportunity and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, fosters teamwork and offers the opportunity to earn above-average rewards when merited by corporate performance. The marketplace is defined by comparing Gateway to a peer group of corporations with similar characteristics, including industry and technology emphasis.

Using compensation survey data from national surveys, a target for total compensation and each of its elements of base salary, incentive awards and equity-based compensation is established. The intent is to deliver total compensation that will be in the mid to upper range of pay practices of surveyed companies when merited by Gateway’s performance. To achieve this objective, a substantial portion of management pay is delivered through performance-related variable compensation programs which are based upon achievement of Gateway’s goals. Each year the Compensation Committee reviews the elements of executive compensation to ensure that the total compensation program meets the overall objectives discussed above.

2004 Executive Cash Compensation. In 2004, total compensation paid to executive officers was generally set at the same level for each Senior Vice President. While many aspects of performance can be measured in financial terms, the Compensation Committee also evaluated the success of the management team in areas of performance that cannot be measured by traditional accounting tools, including the development and execution of strategic plans, the development of management and employees and the exercise of leadership within the industry and in the communities that Gateway serves. All of these factors were collectively taken into account by management and the Compensation Committee in determining the appropriate same level of base compensation for our executive officers.

Our Management Incentive Plan is designed to reward senior managers and other employees when Gateway achieves certain financial objectives. These goals may include, but are not limited to, financial elements such as earnings per share, revenue, income and the reduction of sales, general, and administrative costs. Each year individual incentive targets are established for incentive plan participants based on competitive survey data. As noted earlier, targets are set to deliver total compensation in the mid to upper range of competitive practice as warranted by Gateway’s performance. For 2004, the incentive awards were based on the Compensation Committee’s overall assessment of Gateway’s performance generally against pre-determined earnings per share goals. For 2005, the measure will be financial targets related to revenue and net income.

Equity Compensation. For several years, Gateway has provided forms of equity participation as a key part of its total programs for motivating and rewarding managers. Targeted award ranges for stock option grants are generally determined by taking into account competitive practice among surveyed companies. Awards for executive officers are determined based on the established competitive equity benchmarks and the Compensation Committee’s overall assessment. In an effort to attract and retain senior executive talent significant stock option grants were provided with a four year back end loaded vesting schedule (10% in year one, 20% in year two, 30% in year three and 40% in year four).

Chief Executive Officer Compensation. In connection with the acquisition of eMachines, Inc. in March 2004, the Compensation Committee approved an employment agreement with Wayne R. Inouye to act as Chief Executive Officer and President of Gateway. The agreement provides for a base salary of $720,000, an annual bonus target subsequently approved by the Compensation Committee for 2004 of four times base salary, and an initial stock option grant to acquire 10,000,000 shares of common stock of Gateway at a grant price of $5.19, the closing price of Gateway’s stock on the closing date of the eMachines’ acquisition. The option grant is exercisable over a four-year timeframe, intended to encourage long-term retention, and provide that one million options vest at the end of the first year, an additional two million after the second year, three million after the third year and four million after the fourth year. In addition, if upon or within twelve (12) months following a change of control as defined in the agreement, Mr. Inouye’s employment is terminated by Mr. Inouye for good reason as defined in the agreement, or by Gateway for any reason other than Mr. Inouye’s death, disability or for cause, Mr. Inouye shall be entitled to the following payments and benefits: (i) the full vesting and exercisability of all stock options granted by Gateway to Mr. Inouye; (ii) severance compensation of one times Base Salary; and (iii) a prorated share of any bonus payable with respect to the quarter during which such termination occurred. The term of the agreement is for a period of forty-eight (48) months.

Tax Deductibility. It is the Compensation Committee’s policy to consider deductibility under Section 162(m) of the Code in determining compensation arrangements for our “covered employees.” The Committee, however, weighs the benefits of full deductibility with the objectives of the management compensation program and, when the Committee believes to do so is in the best interest of Gateway and its stockholders, it will make compensation arrangements which may not be fully deductible under Section 162(m).

The Compensation Committee

George H. Krauss, Chairman
Charles G. Carey
Douglas L. Lacey
Joseph G. Parham, Jr.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of the members of Gateway’s Compensation Committee were officers or employees of Gateway or any of its subsidiaries during the 2004 fiscal year, were formerly an officer of Gateway or any of its subsidiaries, or had any other relationship requiring disclosure. None of the members of the Compensation Committee had any interlocking relationship as defined by the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Gateway filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Gateway specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the three non-employee directors named below, each of whom satisfy the independence requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee assists the Board of Directors in its oversight of Gateway’s auditing, accounting, financial reporting and internal control functions. The Audit Committee also evaluates the qualifications, independence and performance of Gateway’s independent accountants. The Audit Committee approves in advance all audit services and all non-audit services to be performed by Gateway’s independent accountants. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement.

The Audit Committee serves in an oversight capacity and is not intended to be part of Gateway’s operational or decision making process. Our principal purpose is to monitor these processes and review Gateway’s financial reporting process on behalf of the Board of Directors. Gateway’s management has primary responsibility for the financial statements and the reporting process. Gateway’s independent accountant for 2004, Deloitte & Touche LLP (“D&T”), was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of Gateway’s audited financial statements with generally accepted accounting principles. D&T reported directly to the Audit Committee.

The Audit Committee has discussed with Gateway’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee also met with Gateway’s internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluation of Gateway’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of Gateway’s financial reporting.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Gateway’s management and D&T, as well as the representations of management and D&T’s opinion thereon regarding Gateway’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

2.	The Audit Committee has discussed with D&T the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 89 and No. 90.

3.	The Audit Committee has received the written disclosures and the letter from D&T as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with D&T that firm’s independence from Gateway and Gateway’s management.

4.	The Audit Committee has considered whether the provision of services covered by “All Other Fees” is compatible with maintaining D&T’s independence.

Based on the review and discussion referred to in paragraphs (1) through (4) above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Gateway’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission, and approved the appointment of Deloitte & Touche LLP as independent accountants for Gateway for 2005, subject to ratification by our stockholders.

The Audit Committee

Douglas L. Lacey, Chairman

Charles G. Carey

Richard D. Snyder

CHANGE IN INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP (“PwC”) served as Gateway’s independent registered public accounting firm for the fiscal year ended December 31, 2003. On March 4, 2004, PwC informed Gateway that it declined to stand for reelection for the year ending December 31, 2004. The reports of PwC on Gateway’s financial statements for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with PwC’s audits of Gateway’s financial statements for those years and through March 4, 2004, there had been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on Gateway’s financial statements for such years. During those years and through March 4, 2004, there had been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

INDEPENDENT ACCOUNTANT FEES

During 2004, in addition to retaining D&T to audit the consolidated financial statements for 2004, we retained D&T, and other accounting and consulting firms, to provide various non-audit services. During 2004, D&T rendered no professional services to us in connection with the design and implementation of financial information systems. The following table presents fees for services rendered by D&T for the audit of our consolidated financial statements for 2004 and for services rendered by PwC for the audit of our consolidated financial statements for 2003, and fees billed for non-audit services rendered by D&T and PwC for such years:

	For 2004	For 2003	Description of Fees
Audit Fees	$2,389,000	$1,185,000	For services rendered for the annual audit, the nine-month audit (2004 only) and quarterly reviews of our consolidated financial statements.
Sarbanes Oxley Section 404 Attestation	1,836,000	—	For D&T’s audit of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002.

Total Audit Fees	$4,225,000	$1,185,000
Audit-Related Fees	67,000	242,000	For services related to audits of our employee benefit plans, Form S-3 and S-8 filings and other SEC compliance matters.
Tax Fees	599,000	187,000	For tax compliance, advice and preparation.
All Other Fees	—	—

	$4,891,000	$1,614,000

All non-audit fees were pre-approved by the Audit Committee, which concluded that the provision of such services by D&T was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit services to be performed by our independent accountants after January 1, 2004. The Audit Committee may consult with management in the decision making process but may not delegate this authority to management. The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services of D&T for 2005 if such approval is necessary or desirable at a time when the Audit Committee is not scheduled to meet, provided that the Chairman shall so advise the Audit Committee at the next scheduled meeting.

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total return assuming the investments of $100 from December 31, 1999 through December 31, 2004 (and the reinvestment of dividends thereafter) in each of Gateway’s common stock, the S&P 500 Index and the S&P Computer Hardware Index. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

Mr. Waitt is the direct and indirect owner of various corporate entities that own certain aircraft. A Gateway subsidiary is party to a time sharing arrangement with one such entity to provide an aircraft for company use on an as-needed basis at a rate equal to the lesser of $1,000 per flight hour or 200% of the cost of fuel, oil and other additives used, plus certain other out-of-pocket costs per flight. During 2004, the lesser rate was always $1,000 per flight hour. In addition, during 2004 a Gateway subsidiary was a party to another time sharing arrangement which provides for a rate of 200% of the cost of fuel, oil and other additives used, plus other certain direct out-of-pocket costs per flight. For 2004 both arrangements incurred an aggregate charge of $140,147 plus applicable taxes. The entities owned by Mr. Waitt lease hanger space for their aircraft from a Gateway subsidiary and in 2004 paid $63,145 for such hangar usage and reimbursement of hangar operational expenses. Based on a competitive analysis of comparable leased aircraft, we believe the arrangements and rates are more favorable to Gateway than market rates otherwise available to Gateway for like aircraft and that amounts paid to Gateway for hangar space are not less than prevailing market rates. In addition, during 2004, we made rental payments for the North Sioux City, South Dakota Gateway Store totaling $118,090 pursuant to a lease agreement with a company indirectly controlled by Mr. Waitt. Gateway believes that we paid fair market value for the lease based on an independent study at the time we entered into the lease of comparable rental rates in the local real estate market. While the South Dakota Gateway Store has been closed since September 2004, the lease agreement continues through September 2007. Gateway continues to actively market the property for sublease opportunities. The Waitt Family Foundation and another company owned by Mr. Waitt have purchased Gateway products at retail prices. In addition, these entities have purchased information technology services on an hourly rate as needed from Gateway for an aggregate total of $65,736 during 2004.

Through our acquisition of eMachines, Gateway acquired an approximate 17% interest (on an as-converted basis) in Alorica Inc., a company that provides reverse logistics, product registration, technical support, parts sales, PC refurbishing and other related services to Gateway and our customers. The controlling shareholder of

Alorica, Mr. Lee, was elected to Gateway’s executive team in April 2004 and Mr. Lee’s spouse is the current Vice President of Legal and Business Affairs of Alorica. Gateway has implemented procedures to provide for independent senior management oversight and Audit Committee review of all commercial relationships between Gateway and Alorica. Gateway has entered into an approximate $4 million software development arrangement with this company and paid approximately $42.5 million, $0.5 million and $0 for the services described above during the years ended December 31, 2004, 2003 and 2002, respectively (amounts paid by eMachines to Alorica prior to Gateway’s acquisition of eMachines on March 11, 2004 are excluded from these dollar totals). This growth in services provided by Alorica is a result of our increased presence in third-party retail and the consolidation of our best-in-class service and support relationships, resulting in more business being serviced by a smaller number of Gateway partners in 2004. We expect to continue to utilize the services of Alorica in 2005 and beyond.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and greater than 10% beneficial owners to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based on company records, we believe that during fiscal 2004 all of our directors, executive officers and greater than 10% beneficial owners complied with such Section 16 filing requirements.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at our 2006 annual meeting of stockholders must be received in writing by our Corporate Secretary at our principal executive offices no later than December 16, 2005 to be considered for inclusion in the proxy statement and proxy relating to that meeting. A stockholder proposal submitted after that date but not less than 60 days nor more than 90 days before the 2006 annual meeting, may be presented at the annual meeting if such proposal complies with the notice and other requirements in our Bylaws but will not be included in our proxy materials. If, however, less than 50 days prior notice or public disclosure is given of the date of such meeting, notice for a stockholder proposal to be timely must be received by the close of business on the tenth day following the day on which notice of the annual meeting was mailed or such public disclosure was made. If a stockholder proposal is submitted after the applicable date, it will be considered not properly brought before the meeting and if presented, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which proxies have been received.

OTHER INFORMATION

We have retained the services of UMB Bank, n.a. to assist in the distribution of proxy materials and we will reimburse UMB for its expenses. We will bear the full expense of the preparation and mailing of this Proxy Statement and accompanying materials. We will reimburse brokers, fiduciaries and custodians for their expenses in forwarding proxy materials to beneficial owners of common stock held in their names. The solicitation of proxies will be made primarily by mail, although proxies also may be solicited personally by telephone or other means of communication by our directors, officers and employees (for which they will receive no additional compensation).

Only one Proxy Statement and set of accompanying materials is being delivered by us to multiple security holders sharing an address until we receive contrary instructions from one or more of the security holders. We will deliver, promptly upon written or oral request, a separate copy of the Proxy Statement and accompanying materials to a security holder at a shared address to which a single copy of the documents was delivered. A security holder who wishes to receive a separate copy of the Proxy Statement and accompanying materials now or in the future, or security holders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Investor Relations, Gateway, Inc., Mail Drop Y-15, 610 Gateway Drive, North Sioux City, South Dakota 57049-2000 or call 800-846-4503.

We also make available free of charge on our Internet website at http://investor.gateway.com/edgar.cfm the following reports and amendments to those reports, filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC:

•	our annual report on Form 10-K;

•	our quarterly reports on Form 10-Q; and

•	our current reports on Form 8-K.

By Order of the Board of Directors

Michael R. Tyler Vice President, General Counsel & Secretary

Irvine, California

April 11, 2005

Appendix A

AUDIT COMMITTEE CHARTER

Purpose

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of Gateway’s financial reporting process, including (i) the integrity of the financial statements of Gateway, (ii) the qualifications, independence and performance of Gateway’s independent auditors, (iii) the performance of Gateway’s internal audit function, (iv) Gateway’s systems of internal accounting and financial controls, and (v) Gateway’s compliance with legal and regulatory requirements. The Committee shall also be responsible for preparing the Audit Committee Report for inclusion in Gateway’s proxy statement, in accordance with applicable rules and regulations. The Committee shall also undertake such other duties as may be assigned by the Board.

Membership

The Committee shall be comprised of not less than three members of the Board, as determined by the Board, and the Committee’s composition will meet the requirements of the New York Stock Exchange or other principal exchange on which Gateway’s common stock may be listed.

Accordingly, all of the members will be directors:

1.	Who have no relationship to Gateway that may interfere with the exercise of their independence from management and Gateway, including any relationship, other than service on the Board or its committees, that would cause such person to be deemed an affiliate of Gateway or its subsidiaries;

2.	Who receive no compensation from Gateway other than compensation for service as a member of the Board or its committees; and

3.	Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, the Committee chair shall be a financial expert.

Committee members shall be appointed by the Board annually and may be removed by the Board at any time. The Board shall designate the Chair of the Committee.

Key Responsibilities

The Committee’s job is one of oversight and it recognizes that Gateway’s management is responsible for preparing Gateway’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that management, as well as the independent auditors, have more time, knowledge and more detailed information about Gateway than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any special assurance as to the completeness and accuracy of Gateway’s financial statements.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of Gateway and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent Gateway’s shareholders; accordingly, the independent auditors are ultimately accountable to the Board and the Committee.

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is authorized to undertake, and has responsibility for, the following matters:

Independent Auditors

•	The Committee shall have sole authority to select, retain, and/or replace and to determine the compensation of the independent auditors that audit the financial statements of Gateway, subject to shareholder ratification if requested by the Committee. The independent auditors shall report directly to the Committee.

•	The Committee shall approve in advance all audit services and all non-audit services to be performed by the independent auditors for Gateway. The Committee may consult with management in the decision making process but may not delegate this authority to management. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

•	The Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan.

•	The Committee shall review with the independent auditors any audit problems or difficulties and management’s response.

•	The Committee shall evaluate the independent auditors’ qualifications, performance and independence on at least an annual basis and shall:

•	request from the independent auditors annually, a report describing: the audit firm’s internal quality-control procedures, and any material issues raised by (i) the most recent internal quality-control review or peer review, of the firm, or (ii) by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and all relationships between the independent auditors and Gateway; and

•	review and evaluate the performance of the lead partner of the independent auditor team, taking into account opinions of management and the internal auditors.

•	The Committee shall establish a policy with respect to Company hiring of employees or former employees of the independent auditors.

Internal Auditors

•	At least annually, the Committee shall evaluate the performance of Gateway’s internal audit function, including responsibilities, work plan, budget and staffing.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Committee shall review and discuss with management and the independent auditors the audited financial statements to be included in Gateway’s Form 10-K, including Gateway’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its discussion of critical accounting policies, and shall review and consider with the independent auditors any audit problems or difficulties and management’s response, including the matters required to be discussed by Statement of Auditing Standards (‘SAS’) No. 61; these reviews shall occur before the Form 10-K is filed with the SEC.

•	The Committee shall review and discuss with management and the independent auditors the quarterly financial statements to be included in Gateway’s Form 10-Q, including Gateway’s disclosures under

“Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and, to the extent required, its discussion of critical accounting policies, and shall review and consider with the independent auditors any audit problems or difficulties and management’s response, including the matters required to be discussed by Statement of Auditing Standards (‘SAS’) No. 61; these reviews shall occur before the Form 10-Q is filed with the SEC.

•	The Committee shall discuss with management and the independent auditors the quality and adequacy of Gateway’s internal controls.

•	The Committee shall discuss with management Gateway’s guidelines and policies with respect to risk assessment and risk management, including Gateway’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Committee shall periodically conduct a general discussion of the practices and policies, including types of information to be disclosed and type of presentation to be made, related to Gateway’s earnings press releases, as well as financial information and earnings guidance provided to analysts and/or rating agencies.

•	The Committee shall establish and periodically review procedures for the receipt, retention, and treatment of any complaints received by Gateway regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

•	The Committee shall review any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	The Committee shall review any major issues regarding accounting principles and financial statement presentations, including any significant changes in Gateway’s selection or application of accounting principles.

•	The Committee shall review the effect of regulatory and accounting initiatives or actions applicable to Gateway, as well as off-balance sheet transactions and structures on the financial statements of Gateway.

•	The Audit Committee shall, in conjunction with the CEO and CFO of Gateway, review Gateway’s disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Committee shall prepare the Audit Committee report that SEC rules require to be included in Gateway’s annual proxy statement.

•	The Committee shall evaluate any actual or potential conflicts of interests that may arise under Gateway’s Code of Ethics or otherwise with respect to executive officers and directors of Gateway and recommend to the Board any action to be taken.

•	The Committee shall undertake an annual evaluation of the performance of the Committee and report the results of the evaluation to the Board.

•	The Committee shall review and assess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

Procedures

The Committee shall meet on a regular basis and at such times as the Committee deems appropriate to discharge its oversight role. The Committee shall report to the full Board at the first Board meeting following each such Committee meeting. The Committee shall meet separately, at least quarterly, with (i) management, (ii) the internal auditors and (iii) the independent auditors. The Committee may delegate its authority to subcommittees when it deems appropriate and in the best interest of Gateway.

PROXY

Gateway, Inc.

PROXY

Proxy for Annual Meeting of Stockholders, Thursday, May 19, 2005

The undersigned hereby appoints Michael R. Tyler and Robert M. Saman, or any one of them (the “Appointed Proxies”), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gateway, Inc. (“Gateway”) to be held on Thursday, May 19, 2005 at 9:00 a.m., Pacific Time (the “Annual Meeting”), and at any adjournments or postponements thereof.

This Proxy, solicited on behalf of Gateway’s Board of Directors, will be voted as directed. If no direction to the contrary is indicated, it will be voted (1) for the election of the named nominees as directors; (2) for the ratification of the appointment of Gateway’s independent registered public accounting firm; (3) against the stockholder proposal; and (4) as recommended by Gateway’s Board of Directors of, if no recommendation is given, in the Appointed Proxies own discretion as to such other matters as may properly come before the Annual Meeting.

The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Annual Meeting and any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

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GATEWAY, INC.

ANNUAL MEETING

Westin South Coast Plaza

686 Anton Blvd

Costa Mesa, CA 92626

Thursday, May 19, 2005

9:00 a.m., Pacific Time

GATEWAY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.Election of Directors. Nominees: George H. Krauss, Joseph G. Parham, Jr., and Richard D. Snyder as Class III directors for a term of three (3) years

To withhold authority to vote for any individual, mark “For” and write such nominee’s name on the line below:

For / /

Withheld / /

2. Ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm.

For / /

Against / /

Abstain / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINSTC ITEM 3.

3. Stockholder proposal to require a majority vote for the election of directors.

For / /

Against / /

Abstain / /

If any other business is brought before the Annual Meeting and any adjournments or postponements thereof, this Proxy will be voted as recommended by Gateway’s Board of Directors of, if no recommendation is given, in the Appointed Proxies own discretion.

(Signature)

(Date)

(Signature)

(Date)

Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

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INSTRUCTION CARD

Gateway, Inc.

INSTRUCTION CARD

7565 IRVINE CENTER DRIVE, IRVINE, CA 92618

VOTING	INSTRUCTIONS TO: FIDELITY MANAGEMENT TRUST COMPANY, AS TRUSTEE OF THE GATEWAY, INC. RETIREMENT SAVINGS PLAN (“PLAN”)

I hereby direct that the voting rights pertaining to shares of common stock of Gateway, Inc. (“Gateway”) held by the trustee and attributable to my account in the above-described Plan shall be exercised at the Annual Meeting of Stockholders of Gateway to be held May 19, 2005, and at any adjournment or postponement of such meeting, in accordance with the instructions below.

If the instruction card is not returned or if no direction is given when the duly executed instruction card is returned, the shares credited in my Gateway Common Stock Fund Account will be voted on each ballot item in accordance with the terms of the Plan.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

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GATEWAY, INC.

ANNUAL MEETING

Westin South Coast Plaza

686 Anton Blvd

Costa Mesa, CA 92626

Thursday, May 19, 2005

9:00 a.m., Pacific Time

GATEWAY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Directors. Nominees: George H. Krauss, Joseph G. Parham, Jr., and Richard D. Snyder as Class III directors for a term of three (3) years

For / /

Withheld / /

To withhold authority to vote for any individual, mark “For” and write such nominee’s name on the line below:

2. Ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm.

For / /

Against / /

Abstain / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

3. Stockholder proposal to require a majority vote for the election of directors.

For / /

Against / /

Abstain / /

If any other business is brought before the Annual Meeting and any adjournments or postponements thereof, this Proxy will be voted in accordance with the terms of the Plan.

(Signature)

(Date)

(Signature)

(Date)

Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

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